Exhibit (a)(5)(iv)

BERETTA HOLDING S.A. COMMENCES CASH TENDER OFFER FOR
SHARES OF STURM, RUGER & COMPANY, INC. FOR $44.80 PER SHARE

LUXEMBOURG -- Beretta Holding S.A. (“Beretta Holding”) announced today that it has commenced a cash tender offer to purchase up to 2,400,184 of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Sturm, Ruger & Company, Inc. (NYSE: RGR) (“Ruger”) at a price of $44.80 per share. The tender offer price represents a premium of approximately 20% over the 60-day volume weighted average price of the Shares as of March 24, 2026, the last full trading day prior to Beretta Holding’s announcement regarding a potential partial tender offer for the Shares, and a premium of approximately 21% over the closing price of the Shares on September 16, 2026, the last full trading day before the commencement of the tender offer.

The tender offer is currently scheduled to expire at one minute after 11:59 p.m., New York City time, on October 15, 2026, unless the tender offer is extended pursuant to the terms set forth in the Offer to Purchase, dated September 17, 2026 (the “Offer to Purchase”).

The tender offer is subject to certain conditions set forth in the Offer to Purchase. The tender offer is not subject to any financing condition and is not conditioned upon any minimum number of Shares being tendered.

Saratoga Proxy Consulting LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Saratoga Proxy Consulting LLC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY RUGER’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT BERETTA HOLDING WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM BERETTA HOLDING BY CONTACTING SARATOGA PROxY CONSULTING LLC: STOCKHOLDERS CALL TOLL-FREE (888) 368-0379; OR VIA EMAIL AT INFO@SARATOGAPROXY.COM.

Forward-Looking Statements

This press release may contain certain “forward-looking statements,” many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Beretta Holding. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: statements regarding the anticipated benefits of the tender offer; statements regarding the anticipated timing of filings and approvals relating to the tender offer; statements regarding the expected timing of the completion of the tender offer; the percentage of Ruger’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer; stockholder litigation in connection with the tender offer resulting in significant costs of defense and liability; and other risks and uncertainties discussed in the tender offer documents that will be filed by Beretta Holding and the Solicitation/Recommendation Statement that will be filed by Ruger. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.